UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

February 22, 2021

Slack Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38926	26-4400325
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Howard Street

San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

(415) 630-7943

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	WORK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On December 1, 2020, Slack Technologies, Inc. (“Slack” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with salesforce.com, inc. (“Salesforce”), Skyline Strategies I Inc., a Delaware corporation and a wholly owned subsidiary of Salesforce (“Merger Sub I”), and Skyline Strategies II LLC, a Delaware limited liability company and a wholly owned subsidiary of Salesforce (“Merger Sub II”). The Merger Agreement provides for the merger of Merger Sub I with and into Slack, with Slack continuing as the surviving corporation (the “Surviving Corporation”) and a direct, wholly owned subsidiary of Salesforce (the “First Merger”), immediately followed by a second merger of the Surviving Corporation into either Merger Sub II or Salesforce, with either Merger Sub II or Salesforce continuing as the surviving company (the “Second Merger” and together with the First Merger, the “Mergers”).

In connection with the proposed mergers, Salesforce filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) on December 23, 2020, and the Company filed a definitive proxy statement with the SEC on January 29, 2021 (the “Proxy Statement”). The registration statement was declared effective by the SEC on January 29, 2021, and the Company commenced mailing the Proxy Statement on or about January 29, 2021.

Between December 28, 2020 and February 18, 2021, seven lawsuits were filed by purported Slack stockholders in the United States District Court for the Northern District of California and six lawsuits were filed by purported Slack stockholders in the United States District Court for the Southern District of New York, each in connection with the mergers, one of which has been voluntarily dismissed. The complaints name as defendants Slack, the members of the Slack board, and, with respect to three of the actions, Salesforce, Merger Sub I and Merger Sub II. The complaints allege, among other things, that the defendants caused a materially incomplete and misleading proxy statement relating to the proposed mergers to be filed with the SEC in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and in alleged breach of their fiduciary duties. The complaints allege that Slack’s board of directors breached their fiduciary duties and that Slack, Salesforce, Merger Sub I and Merger Sub II aided and abetted the breaches of fiduciary duty by Slack’s directors. The complaints seek, among other things, injunctive relief, including enjoining defendants from proceeding with or consummating the Mergers and directing defendants to commence a sale process reasonably designed to secure the best possible consideration, rescinding the mergers in the event consummated (or awarding rescissory damages), declaratory relief, unspecified monetary damages, and an award of attorneys’ and experts’ fees. The Company believes that the claims asserted in the lawsuits are entirely without merit and that no further disclosure is required by applicable rule, statute, regulation or law beyond that already contained in the Proxy Statement. However, to avoid the risk that the lawsuits may delay or otherwise adversely affect the consummation of the Mergers, the Company has determined that it will voluntarily make certain supplemental disclosures in the Proxy Statement related to the proposed Mergers set forth below (the “Supplemental Disclosures”). Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the Supplemental Disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the complaints that any additional disclosure was or is required.

These Supplemental Disclosures will not affect the merger consideration to be paid to the Company’s stockholders in connection with the Mergers or the timing of the Company’s virtual special meeting of stockholders scheduled to be held online via live webcast on March 2, 2021 at 10:00 a.m., Pacific Time, at www.virtualshareholdermeeting.com/WORK2021SM (the “Special Meeting”). The Slack board of directors continues to unanimously recommend that stockholders vote “FOR” the merger proposal and “FOR” the non-binding compensation advisory proposal.

Supplemental Disclosures to the Proxy Statement/Prospectus

The disclosure in the 19th paragraph under the heading “The Mergers—Background of the Mergers” is hereby amended as follows (with the new text in underline and eliminated text ~~stricken through~~):

On September 26, 2020, the Slack board held a special meeting via videoconference with senior management and representatives of Qatalyst Partners LP (which we refer to as “Qatalyst Partners”) present at the invitation of the Slack board. Mr. Butterfield updated the Slack board on his conversations with Salesforce executives about a possible acquisition. Representatives of Qatalyst Partners led a discussion regarding Slack’s current valuation, prospects for growth and for improved valuation, certain market and financial perspectives, Salesforce’s prior acquisition activity, how a negotiation with Salesforce was likely to unfold, other potential acquirers and related matters. After discussion, the Slack board concluded that Slack should continue discussions with Salesforce and determined to have Mike McNamara, John O’Farrell and Graham Smith, all of whom are nonexecutive, independent directors, constitute a ~~special~~ strategic transaction committee of Slack’s board (which we refer to as the “Slack committee”) and be available to assist Mr. Butterfield and the Slack board on matters associated with a possible strategic transaction and bring material matters to the Board for deliberation and vote as appropriate. The Slack committee was authorized and empowered to select financial advisors and negotiate the terms of the financial advisor engagements.

The disclosure under the heading “The Mergers—Background of the Mergers” is hereby amended by adding the following disclosure after the 57th paragraph:

Following the formalization of the revised purchase price terms, on November 25, 2020, representatives of Salesforce reached out to Mr. Butterfield to begin discussions regarding post-closing employment arrangements between Salesforce and Mr. Butterfield. Between November 28, 2020 and November 30, 2020, representatives of Salesforce, Mr. Butterfield and other members of Slack’s senior management team had discussions regarding post-closing employment arrangements, which would require those individuals to sign offer letters and waiver letters in connection with the merger agreement. On November 30, 2020, these offer letters and waiver letters were entered into between Salesforce and the management team members, including Mr. Butterfield. See the section entitled “—Arrangements with Salesforce” for more information.

The disclosure in the footnote (1) under the heading “The Mergers—Projected Financial Information—Initial Three-Year Plan” is hereby amended as follows (with the new text in underline):

(1)	Excludes the impact of stock-based compensation and related employer payroll taxes and amortization of acquired intangible assets.

The disclosure under the heading “The Mergers—Projected Financial Information—Updated Three-Year Plan and Related Extrapolations” is hereby amended as follows (with the new text in underline and eliminated text ~~stricken through~~):

Updated Three-Year Plan and Related Extrapolations

FYE Jan | $ in millions	FQ4’21E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Revenue	$245	$1,188	$1,562	$2,012	$2,516	$3,082	$3,698	$4,363	$5,105	$5,922	$6,810
% Growth	35%	32%	31%	29%	25%	23%	20%	18%	17%	16%	15%
Non-GAAP Gross Profit[1]	$214	$1,045	$1,388	$1,812	$2,265	$2,775	$3,330	$3,929	$4,597	$5,333	$6,133
% Margin	87%	88%	89%	90%	90%	90%	90%	90%	90%	90%	90%
Non-GAAP Operating Income (Loss)[1]	$(9)	$10	$155	$322	$503	$740	$998	$1,294	$1,532	$1,777	$2,043
% Margin	(4)%	1%	10%	16%	20%	24%	27%	30%	30%	30%	30%
Less: Income Taxes Paid	$(1)	$(4)	$(4)	$(5)	$(6)	$(8)	$(17)	$(28)	$(38)	$(50)	$(63)

Plus: Depreciation and Amortization	$6	$25	$26	$19	$25	$31	$37	$44	$51	$59	$68

Less: Capital Expenditures	$(4)	$(15)	$(19)	$(15)	$(25)	$(31)	$(37)	$(44)	$(51)	$(59)	$(68)

Plus: Decrease / (Increase) in Net Working Capital	$17	$9	$(49)	$(45)	$(36)	$(16)	$(20)	$(37)	$(57)	$(88)	$(95)

Plus: Amortization of Deferred Contract Acquisition Costs	$5	$29	$46	$67	$88	$116	$126	$127	$143	$166	$191

Plus: Non-Cash Operating Lease Expense	$9	$34	$34	$34	$40	$48	$53	$60	$69	$81	$93

Less: Payroll Taxes Related to Stock Based Compensation	$(3)	$(17)	$(23)	$(28)	$(33)	$(36)	$(40)	$(42)	$(43)	$(43)	$(42)

Unlevered Free Cash Flow1 2	$19	$71	$166	$349	$557	$843	$1,101	$1,374	$1,606	$1,843	$2,127
% Margin	8%	6%	11%	17%	22%	27%	30%	31%	31%	31%	31%
Unlevered Free Cash Flow Less Stock-Based Compensation[3]	($43)	($231)	($235)	($149)	($15)	$205	$408	$644	$854	$1,089	$1,397
% Margin	(17%)	(19%)	(15%)	(7%)	(1%)	7%	11%	15%	17%	18%	21%

(1)	Excludes the impact of stock-based compensation and related employer payroll taxes and amortization of acquired intangible assets.
(2)

Unlevered free cash flow is calculated as non-GAAP operating income (loss), subtracting the impact of ~~cash~~ income taxes, and adding or subtracting (as applicable) the net impact of depreciation and amortization, capital expenditures, changes in net working capital, amortization of deferred contract acquisition costs, non-cash operating lease expense and payroll taxes related to stock-based compensation. Unlevered free cash flow excludes the impact of stock-based compensation and related employer payroll taxes and amortization of acquired intangible assets. Unlevered free cash flow was used by Qatalyst Partners in performing its financial analysis in connection with its opinion as described in more detail in the section “—Opinion of Qatalyst Partners LP, Slack’s Financial Advisor.”

(3)

Unlevered free cash flow less stock-based compensation was used by Goldman Sachs in performing its financial analysis in connection with its opinion as described in more detail in the section “—Opinion of Goldman Sachs & Co. LLC, Slack’s Financial Advisor.”

FYE Jan | $ in millions	2022E	2023E	2024E
Non-GAAP Net Income (Loss)	$11.2	$166.5	$336.0

The disclosure in the footnote (1) under the heading “The Mergers—Projected Financial Information—NOL Schedule” is hereby amended as follows (with the new text in underline):

(1)	Assumes an effective tax rate of 20% based on statutory tax rates by country and profits before tax by country.

The disclosure in the seventh paragraph under the heading “The Mergers—Opinion of Qatalyst Partners LP, Slack’s Financial Advisor” is hereby amended as follows (with new text in underline and eliminated text ~~stricken through~~):

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated December 1, 2020. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both the CapitalIQ mean consensus ~~of~~ third-party research analysts’ ~~projections of the future financial performance~~ estimates of Slack as of November 30, 2020 (which we refer to as the “analyst projections”) and the Management Projections.

The disclosure in the first bullet under the heading “The Mergers—Opinion of Qatalyst Partners LP, Slack’s Financial Advisor—Illustrated Discounted Cash Flow Analysis” is hereby amended as follows (with new text in underline):

•	adding:

•

the implied net present value of the estimated future unlevered free cash flows excluding the impact of stock-based compensation (which we refer to as “UFCF”) of Slack, based on the Management Projections, for fourth quarter of fiscal year 2021 through fiscal year 2026 (which implied present value was calculated by using a range of discount rates of 8.25% to 9.75%, based on an estimated weighted average cost of capital for Slack);

•

the implied net present value of a corresponding terminal value of Slack, calculated by multiplying Slack’s estimated UFCF in fiscal year 2027 of approximately $918 million, based on the Management Projections (but assuming an effective tax rate of 20%, as provided by Slack’s management, and which tax rate excludes the effect of Slack’s estimated remaining federal net operating losses and research and development tax credits for fiscal year 2027, as such tax attributes were separately valued, as described in the second succeeding bullet point below), by a range of fully diluted enterprise value to next-12-month’s estimated UFCF multiples of 30.0x to 45.0x (as selected by Qatalyst Partners by the application of its professional judgment), and discounted to present value using the same range of discount rates used in the calculation of the implied net present value of the estimated future UFCF of Slack described above;

•	the cash and cash equivalents of Slack as of October 31, 2020, being $1.639 billion, as provided by Slack’s management; and

•

the implied net present value of Slack’s estimated federal tax savings due to its net operating loss balance and research and development tax credits for the fiscal years 2027 and beyond (as provided by Slack’s management and set forth in the NOL Schedule), discounted to present value using the same range of discount rates used in the calculation of the implied net present value of the estimated future UFCF of Slack described above.

The disclosure in the second bullet under the heading “The Mergers—Opinion of Qatalyst Partners LP, Slack’s Financial Advisor—Illustrated Discounted Cash Flow Analysis” is hereby amended as follows (with new text in underline):

•	subtracting:

•	the face value of Slack’s outstanding convertible debt as of October 31, 2020, being $863 million, as provided by Slack’s management; and

•	the value of Slack’s non-controlling interest as of October 31, 2020, being $22 million, as provided by Slack’s management.

The disclosure in the third paragraph under the heading “The Mergers—Opinion of Qatalyst Partners LP, Slack’s Financial Advisor—Selected Companies Analysis” is hereby amended as follows (with new text in underline):

Based on an analysis of the CY2021E revenue multiples for the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative range of 15.0x to 33.0x and applied this range to Slack’s estimated calendar year 2021 revenue of $1,131 million based on the analyst projections and to Slack’s estimated fiscal year 2022 revenue based on the Management Projections. Based on the same fully diluted share count as used in the above discounted cash flow analysis, this analysis implied a range of per share values of approximately $30.02 to $63.75 per share of Slack Class A common stock based on the Management Projections and approximately $28.64 to $60.84 per share of Slack Class A common stock based on the analyst projections. Qatalyst Partners noted that the implied value of the consideration to be received by Slack stockholders pursuant to the merger agreement was $45.86 per share of Slack Class A common stock, based on Salesforce’s closing stock price on November 30, 2020 and $47.03 per share of Slack Class A common stock, based on Salesforce’s closing stock price on November 24, 2020.

The disclosure under the heading “The Mergers—Opinion of Qatalyst Partners LP, Slack’s Financial Advisor—Selected Transactions Analysis” is hereby amended as follows (with new text in underline):

Selected Transactions Analysis

Qatalyst Partners compared thirteen selected public company transactions involving companies in the software industry announced between August 2011 and June 2019, which were selected by Qatalyst Partners in its professional judgment, including transactions involving companies participating in similar lines of business to Slack, having similar business models, having similar financial performance, or having other relevant or similar characteristics. These transactions are listed below:

Announcement Date	Target		Fully Diluted Enterprise Value ($ Millions)	Transaction Multiples
		Acquirer		Revenue LTM	Revenue NTM
June 10, 2019	Tableau Software, Inc.	salesforce.com, inc.	$15,676	13.2x	10.9x

February 4, 2019	The Ultimate Software Group, Inc.	Hellman & Friedman	$10,892	10.0x	8.4x

October 28, 2018	Red Hat, Inc.	International Business Machines Corporation	$33,622	10.6x	9.3x

October 15, 2018	SendGrid, Inc.	Twilio Inc.	$1,841	14.3x	11.5x

March 20, 2018	MuleSoft, Inc.	salesforce.com, inc.	$6,451	21.8x	15.7x

January 29, 2018	Callidus Software Inc.	SAP SE	$2,356	9.8x	8.3x

December 17, 2017	Aconex Limited	Oracle Corporation	$1,207	9.4x	8.1x

July 28, 2016	NetSuite Inc.	Oracle Corporation	$9,388	11.8x	9.1x

June 1, 2016	Demandware, Inc.	salesforce.com, inc.	$2,835	11.2x	8.9x

September 18, 2014	Concur Technologies, Inc.	SAP SE	$8,286	12.6x	10.2x

December 20, 2012	Eloqua, Inc.	Oracle Corporation	$885	9.8x	8.2x

December 3, 2011	SuccessFactors, Inc.	SAP SE	$3,499	10.9x	8.7x

August 18, 2011	Autonomy Corporation plc	Hewlett-Packard Company	$10,944	11.8x	9.6x

For each of the transactions listed above, Qatalyst Partners reviewed, among other things, the implied fully- diluted enterprise value of the target company as a multiple of analyst estimates of the next-12-months revenue of the target company. Based on the analysis of such metrics for the transactions noted above and the application of its professional judgment, Qatalyst Partners selected a representative range of 10.0x to 20.0x applied to Slack’s estimated next-12-months revenue of $992 million (calculated as the four quarters ending on July 31, 2021 and based on the analyst projections). Based on the same fully diluted share count as used in the above discounted cash flow analysis (with the exception of assuming cash settlement of the convertible notes with an assumed make-whole adjustment and cash settlement of the capped calls based on a Black-Scholes option calculation model, each based on an assumed March 15, 2021 closing date for the mergers), this analysis implied a range of values for Slack’s common stock of approximately $17.95 to $33.15 per share of Slack Class A common stock. Qatalyst Partners noted that the implied value of the consideration to be received by Slack stockholders pursuant to the merger agreement was $45.86 per share of Slack Class A common stock, based on Salesforce’s closing stock price on November 30, 2020 and $47.03 per share of Slack Class A common stock, based on Salesforce’s closing stock price on November 24, 2020.

For each of the transactions listed above, Qatalyst Partners also reviewed the implied fully-diluted enterprise value of the target company as a multiple of the last-12-months revenue of the target company. Based on the analysis of such metrics for the transactions noted above and the application of its professional judgment, Qatalyst Partners selected a representative range of 15.0x to 30.0x applied to Slack’s last-12-months revenue (calculated as the four quarters ending on July 31, 2020). Based on the same fully diluted share count as used in the immediately preceding paragraph, this analysis implied a range of values for Slack’s common stock of approximately $20.44 to $38.15 per share of Slack Class A common stock. Qatalyst Partners noted that the implied value of the consideration to be received by Slack stockholders pursuant to the merger agreement was $45.86 per share of Slack Class A common stock, based on Salesforce’s closing stock price on November 30, 2020 and $47.03 per share of Slack Class A common stock, based on Salesforce’s closing stock price on November 24, 2020.

No company or transaction utilized in the selected transactions analysis is identical to Slack or the mergers. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond the control of Slack, such as the impact of competition on the business of Slack or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Slack or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, are not in itself a meaningful method of using selected company data. Because of the unique circumstances of each of these transactions and the mergers, Qatalyst Partners cautioned against placing undue reliance on this information.

The disclosure in the third paragraph under the heading “The Mergers—Opinion of Goldman Sachs & Co. LLC, Slack’s Financial Advisor—Summary of Financial Analyses—Implied Premia and Multiple Analysis” is hereby amended as follows (with new text in underline and eliminated text ~~stricken through~~):

In addition, Goldman Sachs calculated implied equity values for Slack by multiplying (i) each of the unaffected implied merger consideration and the pre-announcement implied merger consideration by (ii) ~~the number of~~ 620 million fully diluted outstanding shares of Slack common stock as of such dates, ~~as provided by the management of Slack and~~ approved for calculated using the treasury stock method, and based on information provided to Goldman Sachs~~’ use~~ by the management of Slack. Goldman Sachs then calculated implied enterprise values for Slack (which are referred to in this section of the proxy statement/prospectus as “EV”) by adding to each of such implied equity values, Slack’s net debt of $(0.3 billion) as of such dates, ~~as~~ based on information provided ~~by the management of Slack and approved for~~ to Goldman Sachs~~’ use~~ by the management of Slack. For purposes of this ~~section of the proxy statement/prospectus~~ analysis, “net debt” refers to debt (including amounts associated with the assumed conversion of the convertible notes at ~~their original~~ an increased conversion rate upon a fundamental change less amounts assumed to be received by Slack pursuant to the capped call transactions entered into by Slack in connection therewith) and non-controlling interests less cash.

The disclosure under the heading “The Mergers—Opinion of Goldman Sachs & Co. LLC, Slack’s Financial Advisor—Summary of Financial Analyses—Illustrative Discounted Cash Flow Analysis” is hereby amended as follows (with new text in underline and eliminated text ~~stricken through~~):

Using the Management Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Slack to derive a range of illustrative present values per share of Slack common stock. Using discount rates ranging from 6.5% to 9.5%, reflecting estimates of Slack’s weighted average cost of capital, and the mid-year convention, Goldman Sachs discounted to present value as of October 31, 2020 (i) estimates of unlevered free cash flow (which is referred to as “Unlevered Free Cash Flow Less Stock-Based Compensation” as described under the section entitled —“Projected Financial Information”) for Slack for the years 2021 through 2031 as reflected in the Management Projections and (ii) a range of illustrative terminal values for Slack, which were calculated by applying an illustrative range of terminal year multiples of 25.0x to 35.0x to an assumed terminal year NTM unlevered free cash flow (which analysis implied perpetuity growth rates ranging from 2.3% to 6.3%, using illustrative discount rates, derived as discussed above, of 6.5% to 9.5% and applying the midyear convention for cash flows in perpetuity). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including Slack’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The illustrative terminal value to NTM unlevered free cash flow multiple range for Slack was derived by Goldman Sachs using its professional judgment and experience, taking into account, among other things, EV as of November 30, 2020 as a multiple of to NTM unlevered free cash flow for large cap software peers, based on financial and trading data as of November 30, 2020 and Institutional Brokers’ Estimate System (“IBES”) estimates (as described below under the section entitled “—Selected Companies Analysis”).

Goldman Sachs derived a range of illustrative enterprise values for Slack by adding the range of present values it calculated for the unlevered free cash flow and for the illustrative terminal values, as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Slack, the net debt for Slack of $(713 million) (which for purposes of this analysis refers to the principal amount of outstanding debt and non-controlling interests less cash), based on information provided to Goldman Sachs by the management of Slack, and added the net present value of the net operating losses as reflected in the NOL Forecasts, ~~each~~ as provided by the management of Slack and approved for Goldman Sachs’ use by the management of Slack, to derive a range of illustrative equity values for Slack. Goldman Sachs calculated ~~the~~ a net present value of the net operating losses of $306 million, using an illustrative discount rate of 8.0%, reflecting an estimate of Slack’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Slack common stock, with a corresponding range of 618.52 million to 619.89 million, based on information provided to ~~as provided by the management of Slack and approved for~~ Goldman Sachs~~’ use~~ by the management of Slack and calculated using the treasury stock method, to derive a range of illustrative present values per share of Slack common stock, rounded to the nearest $1.00, of $26 to $46.

The disclosure under the heading “The Mergers—Opinion of Goldman Sachs & Co. LLC, Slack’s Financial Advisor—Summary of Financial Analyses—Illustrative Present Value of Future Share Price Analysis” is hereby amended as follows (with new text in underline and eliminated text ~~stricken through~~):

Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Slack common stock. For this analysis, Goldman Sachs used the Management Projections for each of the fiscal years 2022 to 2024. Goldman Sachs first calculated the implied enterprise values for Slack as of January 31 for each of the fiscal years 2021 to 2023, by applying enterprise value to NTM revenue multiples, which are referred to in this section as “EV/NTM revenue,” of 16.0x to 20.0x to NTM revenue estimates for Slack for each of the fiscal years 2022 to 2024 based on the Management Projections, as summarized under the section entitled —“Projected Financial Information.” These illustrative multiple estimates were derived by Goldman Sachs using its professional judgment and experience, taking into account current and historical EV/NTM revenue multiples for Slack and for selected companies (as described below under the section entitled “—Selected Companies Analysis”). Goldman Sachs then subtracted the amount of Slack’s forecasted net debt for Slack of $784 million, $880 million and $1,128 million for ~~each of the~~ fiscal years 2021 ~~to~~ through 2023, respectively (which for purposes of this analysis refers to the principal amount of outstanding debt and non-controlling interests less cash), as of the relevant year-end, ~~each as provided by Slack and provided for~~ based on information provided to Goldman Sachs~~’ use~~ by the management of Slack, from the respective implied enterprise values in order to derive a range of illustrative equity values for Slack as of January 31 for each of the fiscal years 2021 to 2023. Goldman Sachs then divided the results by the number of projected year-end fully diluted outstanding shares of Slack common stock for each of the fiscal years 2021 to 2023, respectively, ~~as provided by the management of Slack and approved for~~ of 618.52 million, 669.76 million, and 690.69 million, each based on information provided to Goldman Sachs~~’ use~~ by the management of Slack, to derive a range of implied future share prices. Goldman Sachs then discounted the January 31, 2021 to January 31, 2023 implied future share price values back to October 31, 2020 using an illustrative discount rate of 8.0%, reflecting an estimate of Slack’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for Slack, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of Slack common stock, rounded to the nearest $1.00, of $31 to $50 per share.

The disclosure under the heading “The Mergers—Opinion of Goldman Sachs & Co. LLC, Slack’s Financial Advisor—Summary of Financial Analyses—Selected Transactions Analysis” is hereby amended as follows (with new text in underline and eliminated text ~~stricken through~~):

Goldman Sachs analyzed certain publicly available information relating to the following selected transactions in the software industry since 2016. For each of the selected transactions where information was publicly available, Goldman Sachs calculated and compared the implied EV/NTM revenue of the applicable target company based on the total consideration paid in the transaction as a multiple of the target company’s NTM revenue based on IBES estimates at the time each such selected transaction was announced. While none of the target companies that participated in the selected transactions are directly comparable to Slack, the target companies that participated in the selected transactions are public, high-growth enterprise software companies involved in recent acquisitions with operations that, for the purpose of analysis, may be considered similar to certain of Slack’s results, market size and product profile.

The following table presents the results of this analysis:

Selected Precedent Transactions
Announcement Date	Acquiror	Target	EV/NTM Revenue	EV ($ billions)
April 2016	Oracle Corp.	Textura Corp.	6.1x	0.7

May 2016	Vista Equity Partners (“Vista”)	Marketo, Inc.	5.9x	1.7

June 2016	Microsoft Corp. (“Microsoft”)	LinkedIn Corp.	6.8x	26.3

June 2016	Salesforce	Demandware, Inc.	8.9x	2.8

July 2016	Oracle Corp.	NetSuite Inc.	9.2x	9.4

January 2018	SAP SE (“SE”)	Callidus Software, Inc.	8.3x	2.4

March 2018	Salesforce	MuleSoft Inc.	15.7x	6.5

June 2018	Workday, Inc.	Adaptive Insights, Inc.	10.9x	1.6

October 2018	Cloudera, Inc.	Hortonworks, Inc.	5.3x	2.0

October 2018	International Business Machines Corp	Red Hat, Inc.	9.4x	34.0

October 2018	Twilio Inc.	SendGrid, Inc.	11.5x	1.8

November 2018	Vista	Apptio, Inc.	7.1x	1.8

December 2018	Vista	Mindbody, Inc.	6.7x	1.9

February 2019	Hellman & Friedman LLC	The Ultimate Software Group, Inc.	8.3x	10.8

June 2019	Salesforce	Tableau Software, Inc.	11.0x	15.7

Median			8.3x
25th Percentile			6.7x
75th Percentile			10.9x

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment, Goldman Sachs applied a reference range of EV/NTM revenue multiples of 10.0x to 20.0x to Slack’s NTM revenue for the quarter ended October 31, 2020, as provided by the management of Slack, as reflected in the Management Projections to derive a range of implied enterprise values for Slack. Goldman Sachs then subtracted from the range of implied enterprise values the net debt for Slack of $(713 million) (which for purposes of this analysis refers to the principal amount of outstanding debt and non-controlling interests less cash) as of October 31, 2020, based on information ~~as~~ provided to Goldman Sachs by the management of Slack, to derive a range of illustrative equity values for Slack. Goldman Sachs divided the results by the number of fully diluted outstanding shares of Slack common stock ~~as~~ of 619.76 million, based on information provided to Goldman Sachs by the management of Slack, to derive a range of implied values per share of Slack common stock, rounded to the nearest $1.00, of $17 to $33.

The disclosure in the third paragraph under the heading “The Mergers—Opinion of Goldman Sachs & Co. LLC, Slack’s Financial Advisor—Summary of Financial Analyses—Selected Companies Analysis” is hereby amended as follows (with new text in underline):

Goldman Sachs calculated and compared EV/NTM revenue multiples for Slack, the collaboration peers, the high growth software peers, and the SaaS application peers, based on financial and trading data as of November 30, 2020, information Goldman Sachs obtained from Bloomberg and Capital IQ, publicly available historical data, market data and IBES estimates.

The disclosure in the fourth paragraph under the heading “The Mergers—Opinion of Goldman Sachs & Co. LLC, Slack’s Financial Advisor—Summary of Financial Analyses—Selected Companies Analysis” is hereby amended as follows (with new text in underline):

Goldman Sachs calculated average EV/NTM revenue multiples over certain time periods prior to and including the pre-announcement date, except as otherwise indicated for Slack and Salesforce. The following table presents the results of that analysis:

Selected Companies AVERAGE of EV/NTM REVENUE MULTIPLES[1]
Period ending on pre-announcement date	Slack (unaffected)[2]	Salesforce (unaffected)[2]	Collaboration Peers	High Growth Software Peers	SaaS Application Peers
Three months	16.7x	10.1x	24.0x	27.5x	11.4x
Six months	18.5x	9.0x	23.2x	26.8x	10.7x
Post-COVID-19[3]	18.5x	8.2x	20.2x	22.6x	9.8x
One year	18.1x	8.0x	18.6x	21.3x	9.8x
Direct Listing[4]	19.4x	7.7x	16.0x	20.2x	10.1x
Three years	N/A	7.5x	12.2x	16.6x	10.1x
10 years	N/A	6.9x	9.5x	12.0x	9.4x

1	Multiples presented represent the average of the EV/NTM revenue for the subset of selected companies.

2	Multiples are calculated for the specified periods prior to and including the unaffected date of November 24, 2020.

3	“Post COVID-19” is considered to be the period starting from February 18, 2020.

4	“Direct Listing” refers to the period starting from June 20, 2019, the date on which Slack’s Class A common stock began trading on the NYSE.

Goldman Sachs calculated EV/estimated calendar year 2021 revenue multiples for each of the collaboration peers, the high growth software peers, and the SaaS application peers. The following table presents the results of that analysis:

Selected Companies	EV/ Estimated 2021 Revenue Multiples
Collaboration Peers
Zoom Video Communications, Inc.	46.8x

Atlassian, Inc.	28.2x

DocuSign, Inc.	26.4x

Dropbox Inc.	3.8x

Box, Inc.	3.7x

High Growth Software Peers
Shopify Inc.	33.7x

Okta, Inc.	34.2x

Twilio Inc.	24.9x

Coupa Software Inc.	41.9x

Zscaler, Inc.	26.8x

HubSpot, Inc.	17.8x

Elastic, Inc.	18.6x

Anaplan, Inc.	19.8x

SaaS Application Peers
Salesforce	10.1x

ServiceNow, Inc.	19.2x

Workday, Inc.	11.4x

The disclosure under the heading “The Mergers—Interests of Slack Directors and Executive Officers in the Mergers—Merger Related Compensation – Golden Parachute Compensation” is hereby amended as follows (with new text in underline):

Golden Parachute Compensation

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)	Total ($)
Stewart Butterfield	820,251	92,949,856	—	93,770,107
Allen Shim	620,120	21,150,293	—	21,770,413

Robert Frati	878,920	16,543,881	—	17,422,801

(1)

The amounts for each named executive officer represent the aggregate dollar value of severance payments that the executive would be entitled to receive upon a termination of employment by Slack without cause or due to resignation for good reason under the Executive Severance Plan within the period commencing three months prior to and ending 12 months following a change in control of Slack as described in the subsection entitled “—Interests of Slack Directors and Executive Officers in the Mergers—Slack Amended and Restated Executive Severance Plan” above.

(2)

Amounts represent the value of unvested equity awards held by each named executive officer that would be accelerated upon a termination of employment by Slack without cause or due to resignation for good reason under the Executive Severance Plan within the period commencing three months prior to and ending 12 months following a change in control of Slack.

The disclosure in footnote (7) under the heading “Share Ownership of Certain Beneficial Owners and Management/Directors of Slack” is hereby amended as follows (with the new text in underline):

(7) Consists of shares of Class A common stock and Class B common stock currently held, or that may be acquired within 60 days of December 16, 2020, by other stockholders over which, except under limited circumstances, Mr. Butterfield holds an irrevocable proxy, pursuant to voting agreements between Mr. Butterfield and each of such stockholders. The voting agreements will terminate upon (i) the liquidation or dissolution of Slack, (ii) an assignment by Slack for the benefit of creditors or appointment of a receiver, (iii) the written consent of Mr. Butterfield, (iv) the death of Mr. Butterfield, (v) the time at which Mr. Butterfield is no longer an officer, employee or director of Slack, (vi) the time at which all shares of Class B common stock automatically convert to Class A common stock according to the terms of our amended and restated certificate of incorporation, or (vii) the transfer of shares covered by the voting agreement, but only with respect to such shares that are transferred. We do not believe that the parties to these voting agreements constitute a “group” under Section 13 of the Exchange Act.

Forward-Looking Statements

This communication relates to a proposed business combination transaction between Salesforce and Slack. This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to future events and anticipated results of operations, business strategies, the anticipated benefits of the proposed transaction, the anticipated impact of the proposed transaction on the combined company’s business and future financial and operating results, the expected amount and timing of synergies from the proposed transaction, the anticipated closing date for the proposed transaction and other aspects of our operations or operating results. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined companies or the price of Salesforce’s or Slack’s stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the parties’ control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: the impact of public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets; the effect of the announcement of the merger on the ability of Salesforce or Slack to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Salesforce or Slack do business, or on Salesforce’s or Slack’s operating results and business generally; risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the outcome of any legal proceedings related to the merger; the ability of the parties to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; the ability of Salesforce to successfully integrate Slack’s operations; the ability of Salesforce to implement its plans, forecasts and other expectations with respect to Salesforce’s business after the completion of the transaction and realize expected synergies; and business disruption following the merger. These risks, as well as other risks related to the proposed transaction, are included in the registration statement on Form S-4 (as amended, the “Registration Statement”) that was filed by Salesforce with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on January 29, 2021, the prospectus that was filed by Salesforce with the SEC on January 29, 2021 (the “Prospectus”) and a definitive proxy statement that was filed by Slack with the SEC on January 29, 2021 (the “Proxy Statement”). While the list of factors presented here is, and the list of factors to be presented in the Registration Statement on Form S-4, Prospectus or Proxy Statement are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Salesforce’s and Slack’s respective periodic reports and other filings with the SEC, including the risk factors identified in Salesforce’s and Slack’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The forward-looking statements included in this communication are made only as of the date hereof. Neither Salesforce nor Slack undertakes any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Act.

Additional Information about the Merger and Where to Find It

In connection with the proposed transaction, Salesforce filed with the SEC the Registration Statement and the Prospectus, and Slack filed with the SEC the Proxy Statement. The Registration Statement was declared effective on January 29, 2021 and the Prospectus and the Proxy Statement were first mailed to stockholders of Slack on or about January 29, 2021. Each of Salesforce and Slack may also file other relevant documents with the SEC regarding the proposed transaction. The information in the Prospectus and Proxy Statement may be changed. This document is not a substitute for the Registration Statement, the Prospectus and the Proxy Statement or any other document that Salesforce or Slack may file with the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROSPECTUS AND THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders are able to obtain free copies of the Registration Statement, the Prospectus and the Proxy Statement and all other documents containing important information about Salesforce, Slack and the proposed transaction, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Salesforce will be available free of charge on Salesforce’s website at http://www.salesforce.com/investor or by contacting Salesforce’s Investor Relations department at investor@salesforce.com. Copies of the documents filed with the SEC by Slack will be available free of charge on Slack’s website at investor.slackhq.com or by contacting Slack’s Investor Relations department at ir@slack.com.

Participants in the Solicitation

Salesforce, Slack and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Salesforce, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Salesforce’s proxy statement for its 2020 Annual Meeting of Stockholders, which was filed with the SEC on May 1, 2020, and Salesforce’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020, which was filed with the SEC on March 5, 2020, as well as in a Form 8-K filed by Salesforce with the SEC on June 1, 2020. Information about the directors and executive officers of Slack, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Slack’s proxy statement for its 2020 Annual Meeting of Stockholders, which was filed with the SEC on May 5, 2020, and Slack’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020, which was filed with the SEC on March 12, 2020. Investors may obtain additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction by reading the Prospectus and the Proxy Statement and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors and stockholders should read the Prospectus and the Proxy Statement carefully before making any voting or investment decisions. You may obtain free copies of these documents from Salesforce or Slack using the sources indicated above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLACK TECHNOLOGIES, INC.

Date: February 22, 2021	By:	/s/ Allen Shim
Allen Shim
Chief Financial Officer